News Release

Integra LifeSciences Reports First Quarter 2025 Financial Results
PRINCETON, N.J., May 5, 2025 - Integra LifeSciences Holdings Corporation (NASDAQ: IART), a leading global medical technology company, today reported financial results for the first quarter ending March 31, 2025.

First Quarter 2025 Highlights
•First quarter revenues of $382.7 million increased 3.7% on a reported basis and decreased 3.5% on an organic basis compared to the prior year.

•First quarter GAAP earnings per diluted share of $(0.33), compared to $(0.04) in the prior year; adjusted earnings per diluted share of $0.41, compared to $0.55 in the prior year.

•Reaffirming full-year 2025 revenue guidance range and updating adjusted EPS guidance to account for the impact related to the new tariffs.

“We remain laser focused on strengthening our quality systems, improving supply reliability, and driving operational excellence. There remains significant work ahead, but we are continuing to put the processes and people in place to execute on our comprehensive Compliance Master Plan and build a foundation for sustainable performance. With the launch of our Transformation and Program Management Office and the addition of key leadership, including in global operations, we are driving improved accountability and execution across the enterprise to deliver meaningful long-term value for patients, customers, and shareholders,” said Mojdeh Poul, president and chief executive officer.

“As I reflect on my first quarter at Integra and continue spending time across our operations and with employees, I remain inspired by the deep commitment of our teams to our customers and patients. I am also encouraged by the positive feedback I consistently receive from customers about the impact of our solutions and the value of our portfolio. I’m equally optimistic about the long-term growth and earnings potential of our differentiated offerings.”
First Quarter 2025 Consolidated Performance

Total reported revenues of $382.7 million increased 3.7% on a reported basis and declined (3.5)% on an organic basis compared to the prior year.
The Company reported GAAP gross margin of 50.8%, compared to 56.1% in the first quarter of 2024. Adjusted gross margin was 62.2%, compared to 64.4% in the prior year.
Adjusted EBITDA for the first quarter of 2025 was $63.6 million, or 16.6% of revenue, compared to $71.8 million, or 19.5% of revenue, in the prior year.
The Company reported a GAAP net loss of $(25.3) million, or $(0.33) per diluted share, in the first quarter of 2025, compared to GAAP net loss of $(3.3) million, or $(0.04) per diluted share, in the prior year.
Adjusted net income for the first quarter of 2025 was $31.7 million, or $0.41 per diluted share, compared to $43.0 million, or $0.55 per diluted share, in the prior year.

First Quarter 2025 Segment Performance
Codman Specialty Surgical (~70% of Revenues)
Total revenues were $280.7 million, representing reported growth of 9.4% and an organic decline of 1.1% compared to the first quarter of 2024.

•Sales in Neurosurgery declined 4.7% on an organic basis driven by shipping holds across several product lines
•Sales in Instruments grew 15.1% on an organic basis due to strong demand and favorable prior year comparator
•ENT reported revenue growth driven by the Acclarent acquisition

Tissue Technologies (~30% of Revenues)

Total revenues were $102.0 million, representing a reported decline of 9.3% and organic decline of 9.1% compared to the first quarter of 2024. Key drivers for the quarter include:

•Low double-digit growth in DuraSorb®, MicroMatrix® and Cytal®
•Low double-digit decline in Integra Skin due to production timing
•Sales in private label were down 13.3% due to a component supply delay

Advancing our Priorities

•Advancing the Compliance Master Plan and investments in supply reliability
•Expansion of international portfolio
•Integra Skin production pacing to normal revenue levels for the second quarter
•Appointed Valerie Young as CVP, global operations and supply chain
•Appointed Rick Maveus as SVP of the newly established Transformation and Program Management Office

Balance Sheet, Cash Flow and Capital Allocation
The Company generated cash flow from operations of ($11.3) million in the quarter. Total balance sheet debt and net debt at the end of the quarter were $1.85 billion and $1.58 billion, respectively, and the consolidated total leverage ratio was 4.3x.

As of the end of the quarter, the Company had total liquidity of approximately $1.16 billion, including $273 million in cash plus short-term investments and the remainder available under its revolving credit facility.

2025 Outlook
For the second quarter 2025, the Company expects reported revenues in the range of $390 million to $400 million, representing a reported decline of (6.8)% to (4.4)% and organic decline of (7.5)% to (5.1)%. The Company expects adjusted EPS in a range of $0.40 to $0.45 per share. Adjusted EPS guidance includes the Company’s estimate of $(0.04) per share to account for the impact of new tariffs.

For the full year 2025, the Company is reaffirming its revenue guidance ranges of $1.650 billion to $1.715 billion. The revenue range represents reported growth of 2.4% to 6.5% and organic growth of 0.4% to 4.4%. The Company is reducing its adjusted EPS guidance to a range of $2.19 to $2.29 per share. Adjusted EPS guidance includes the Company’s estimate of $(0.22) per share for the impact of new tariffs.

The Company’s organic sales growth guidance for the second quarter and the full year excludes acquisitions and divestitures, as well as the effects of foreign currency. The Acclarent acquisition will be included in organic growth beginning in the second quarter of 2025.

Conference Call and Presentation Available Online
Integra has scheduled a conference call for 8:30 a.m. ET on Monday, May 5, 2025, to discuss first quarter 2025 financial results and forward-looking financial guidance. The conference call will be hosted by Integra's senior management team and will be open to all listeners. Additional forward-looking information may be discussed in a question-and-answer session following the call. Integra's management team will reference a presentation during the conference call, which can be found on the Investor section of the website at investor.integralife.com.

A live webcast will be available on the Investors section of the Company’s website at investor.integralife.com. For those planning to participate on the call, register here to receive dial-in details and an individual pin. While not required, it is recommended to join 10 minutes prior to the event’s start. A webcast replay of the conference call will be available on the Investors section of the Company’s website following the call.

About Integra

At Integra LifeSciences, we are driven by our purpose of restoring patients’ lives. We innovate treatment pathways to advance patient outcomes and set new standards of surgical, neurologic, and regenerative care. We offer a comprehensive portfolio of high quality, leadership brands. For the latest news and information about Integra and its products, please visit www.integralife.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties and reflect the Company's judgment as of the date of this release. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. Some of these forward-looking statements may contain words like “will,” “believe,” “may,” “could,” “would,” “might,” “possible,” “should,” “expect,” “intend,” "forecast," "guidance," “plan,” “anticipate,” "target," or “continue,” the negative of these words, other terms of similar meaning or they may use future dates. Forward-looking statements contained in this news release include, but are not limited to, statements concerning: future financial performance, including projections for revenues, expected revenue growth (both reported and organic), GAAP and adjusted net income, GAAP and adjusted earnings per diluted share, non-GAAP adjustments such as divestiture, acquisition and integration-related charges, intangible asset amortization, structural optimization charges, EU Medical Device Regulation-related charges, charges related to the voluntary global recall of all products manufactured at the Company’s facility in Boston, Massachusetts and the transition of Boston-related manufacturing operations to the Company’s Braintree, Massachusetts facility, and income tax expense (benefit) related to non-GAAP adjustments and other items; estimates regarding the projected impact of tariffs or other changes in trade policy on the Company's business, financial condition and results of operations; and the Company’s expectations and plans with respect to business and operational performance, strategic initiatives, capabilities, resources, product development, product availability and regulatory approvals, including expectations regarding the efficacy of the Company’s compliance master plan to improve the Company's quality systems. It is important to note that the Company’s goals and expectations are not predictions of actual performance. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Such risks and uncertainties include, but are not limited, to the following: the ongoing and possible future effects of global challenges, including macroeconomic uncertainties, inflation, supply chain disruptions, trade regulation and tariffs, duties or other measures implemented by the U.S. or other countries, geopolitical conflicts, and U.S. and global recession concerns, on the Company’s customers and on the Company’s business, financial condition, results of operations and cash flows; the Company's ability to execute its operating plan effectively; the Company’s ability to successfully integrate Acclarent and other acquired businesses; the Company’s ability to achieve sales growth in a timely fashion; the Company's ability to manufacture and ship sufficient quantities of its products to meet its customers' demands; the ability of third-party suppliers to supply us with raw materials and finished products; ; the Company's ability to manage its direct sales channels effectively; the sales performance of third-party distributors on whom the Company relies to generate revenue for certain products and geographic regions; the Company's ability to access and maintain relationships with customers of acquired entities and businesses; physicians' willingness to adopt and third-party payors' willingness to provide or maintain reimbursement for the Company's recently launched, planned and existing products; initiatives launched by the Company's competitors; downward pricing pressures from customers; the Company's ability to secure regulatory approval for products in development; the Company's ability to remediate quality systems violations; difficulties in implementing the Company’s compliance master plan and realizing the benefits contemplated thereby within the anticipated timeframe, or at all; difficulties or delays in obtaining and maintaining required regulatory approvals related to the transition of the manufacturing to the Company’s Braintree manufacturing facility; the possibility that costs or difficulties related to building and the operationalization of the Braintree facility or the transition of manufacturing activities from the Company’s Boston facility to the Braintree facility will be greater than expected; disruptions at the U.S. Food and Drug Administration (the “FDA”), including due to a reduction in the FDA’s workforce and/or inadequate funding for the FDA; fluctuations in hospitals' spending for capital equipment; uncertainties inherent in the development of new products and the enhancement of existing products, including FDA approval and/or clearance and other regulatory risks, technical risks, cost overruns and delays; the Company's ability to comply with regulations regarding products of human origin and products containing materials derived from animal source; difficulties in controlling expenses, including costs to procure and manufacture the Company’s products; the ability of the Company to successfully manage leadership and organizational changes and the impact of changes in management or staff levels; the impact of goodwill and intangible asset impairment charges if future operating results of acquired businesses are significantly less than the results anticipated at the time of the acquisitions, the Company's ability to leverage its existing selling organizations and administrative infrastructure; the Company's ability to increase product sales and gross margins, and control non-product costs; the Company’s ability to achieve anticipated growth rates, margins and scale and execute its strategy generally; the amount and timing of divestiture, acquisition and integration-related costs; the geographic distribution of where the Company generates its taxable income; new U.S. and foreign government laws and regulations, and changes in existing laws, regulations and enforcement guidance, which affect areas of our operations including, but not limited to, those affecting the health care industry, including the EU Medical Device Regulation; the scope, duration and effect of U.S. and international governmental, regulatory, fiscal, monetary and public health responses to any future public health crises; fluctuations in foreign currency exchange rates; the amount of our bank borrowings outstanding and other factors influencing liquidity; our ability to comply with the covenants under the agreements governing our indebtedness and the potential negative consequences caused by any non-compliance; potential negative impacts resulting from environmental, social and governance matters; and the economic, competitive, governmental, technological, and other risk factors and uncertainties identified under the heading “Risk Factors” included in Item 1A of Integra's Annual Report on Form 10-K for the year ended December 31, 2024 and information contained in subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise, except as otherwise required by law.

Discussion of Adjusted Financial Measures

In addition to our GAAP results, we provide certain non-GAAP measures, including organic revenues, adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted net income, adjusted gross margin, adjusted earnings per diluted share, and net debt. Organic revenues consist of total revenues excluding the effects of currency exchange rates, revenues from current-period acquisitions and product divestitures. Adjusted EBITDA consists of GAAP net income excluding: (i) depreciation and amortization; (ii) other income (expense); (iii) interest income and expense; (iv) income tax expense (benefit); and (v) those operating expenses also excluded from adjusted net income. The measure of adjusted net income consists of GAAP net income, excluding: (i) structural optimization charges; (ii) divestiture, acquisition and integration-related charges; (iii) EU Medical Device Regulation-related charges; (iv) charges related to the manufacturing stoppage and voluntary global recall of all products manufactured at the Company’s Boston, Massachusetts facility and distributed between March 1, 2018 and May 22, 2023, as previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 23, 2023 (the “recall”) and the transition of Boston-related manufacturing operations to the Company’s Braintree, Massachusetts facility; (v) intangible asset amortization expense; and (vi) income tax impact from adjustments. The measure of adjusted gross margin is calculated by dividing adjusted gross profit by total revenues. Adjusted gross profit consists of GAAP gross profit adjusted for: (i) structural optimization charges; (ii) divestiture, acquisition and integration-related charges; (iii) charges related to the recall and the transition of Boston-related manufacturing operations to the Company’s Braintree, Massachusetts facility; (iv) EU Medical Device Regulation-related charges; and (v) intangible asset amortization expense. The adjusted earnings per diluted share measure is calculated by dividing adjusted net income attributable to diluted shares by diluted weighted average shares outstanding. The measure of net debt consists of GAAP total debt (excluding deferred financing costs) less short-term investments, cash and cash equivalents.
Reconciliations of GAAP revenues to organic revenues, GAAP net income to adjusted EBITDA, and adjusted net income, GAAP gross margin to adjusted gross margin, GAAP total debt to net debt, and GAAP earnings per diluted share to adjusted earnings per diluted share all for the quarters ended March 31, 2025 and 2024.
The Company believes that the presentation of organic revenues and the other non-GAAP measures provide important supplemental information to management and investors regarding financial and business trends relating to the Company's financial condition and results of operations. For further information regarding why Integra believes that these non-GAAP financial measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company's Current Report on Form 8-K regarding this earnings press release filed today with the Securities and Exchange Commission. This Current Report on Form 8-K is available on the SEC's website at www.sec.gov or on our website at www.integralife.com.

Investor Relations Contact:

Chris Ward
(609) 772-7736
chris.ward@integralife.com

Media Contact:

Laurene Isip
(609) 208-8121
laurene.isip@integralife.com

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2025	2024
Total revenues, net	$382,653	$368,872

Costs and expenses:
Cost of goods sold	188,221	162,038
Research and development	24,728	26,965
Selling, general and administrative	181,497	165,798
Intangible asset amortization	3,704	10,107
Total costs and expenses	398,150	364,908

Operating income (loss)	(15,497)	3,964

Interest income	4,420	5,040
Interest expense	(18,815)	(13,624)
Other expense, net	(144)	(610)
Loss before income taxes	(30,036)	(5,230)
Income tax (benefit)	(4,743)	(1,949)
Net Loss	(25,293)	$(3,281)

Net income per share:
Diluted net loss per share	$(0.33)	$(0.04)

Weighted average common shares outstanding for diluted net income per share	76,463	77,735

The following table presents revenues disaggregated by the major sources for the three months ended March 31, 2025 and 2024 (amounts in thousands):

	Three Months Ended March 31,
	2025	2024	Change
Neurosurgery	$190,912	202,268	(5.6)%
Instruments(1)	50,950	44,373	14.8%
ENT(1)	38,802	9,793	296.2%
Total Codman Specialty Surgical	280,664	256,434	9.4%

Wound Reconstruction and Care	74,779	80,877	(7.5)%
Private Label	27,210	31,561	(13.8)%
Total Tissue Technologies	101,989	112,438	(9.3)%
Total reported revenues	$382,653	$368,872	3.7%

Impact of changes in currency exchange rates	2,236	—
Less contribution of revenues from acquisitions	(29,092)	—
Total organic revenues(2)	$355,798	$368,872	(3.5)%

(1) Prior period revenues included within our instruments business have been reclassified under the ENT business.
(2) Organic revenues have been adjusted to exclude foreign currency (current period), acquisitions and to account for divested and discontinued products.

Items included in GAAP net income and location where each item is recorded are as follows:
(In thousands)
Three Months Ended March 31, 2025

Item	Total Amount	COGS(a)	SG&A(b)	R&D(c)	Amort (d)	OI&E(e)	Tax(f)
Acquisition, divestiture and integration-related charges	6,224	671	5,824	(736)	—	464	—
Structural Optimization charges	10,663	4,276	6,436	(50)	—	—	—
EU Medical Device Regulation charges	10,944	1,375	4,807	4,761	—	—	—
Boston Recall/Braintree Transition	14,810	14,386	424	—	—	—	—
Intangible asset amortization expense	26,473	22,769	—	—	3,704	—	—
Estimated income tax impact from above adjustments and other items	(12,167)	—	—	—	—	—	(12,167)
Depreciation expense	10,456	—	—	—	—	—	—

a)COGS - Cost of goods sold
b)SG&A - Selling, general and administrative
c)R&D - Research & development
d)Amort. - Intangible asset amortization
e)OI&E - Other income & expense
f)Tax - Income tax expense (benefit)

Items included in GAAP net income and location where each item is recorded are as follows:
(In thousands)
Three Months Ended March 31, 2024

Item	Total Amount	COGS(a)	SG&A(b)	R&D(c)	Amort (d)	OI&E(e)	Tax(f)
Acquisition, divestiture and integration-related charges	4,723	50	4,802	(83)	—	(46)	—
Structural Optimization charges	4,440	3,320	1,118	2	—	—	—
EU Medical Device Regulation charges	12,023	1,441	4,657	5,925	—	—	—
Boston Recall/Braintree Transition	9,044	8,210	834	—	—	—	—
Intangible asset amortization expense	27,698	17,591	—	—	10,107	—	—
Estimated income tax impact from above adjustments and other items	(11,696)	—	—	—	—	—	(11,696)
Depreciation expense	9,899	—	—	—	—	—	—

a)COGS - Cost of goods sold
b)SG&A - Selling, general and administrative
c)R&D - Research & development
d)Amort. - Intangible asset amortization
e)OI&E - Other income & expense
f)Tax - Income tax expense (benefit)

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP NET INCOME TO ADJUSTED EBITDA
(UNAUDITED)
(In thousands)

	Three Months Ended March 31,
	2025	2024

GAAP net loss	$(25,293)	$(3,281)
Non-GAAP adjustments:
Depreciation and intangible asset amortization expense	36,929	37,597
Other (income) expense, net	(320)	656
Interest expense, net	14,394	8,584
Income tax expense	(4,743)	(1,949)
Structural optimization charges	10,663	4,440
EU Medical Device Regulation charges	10,944	12,023
Boston Recall/ Braintree transition	14,810	9,044
Acquisition, divestiture and integration-related charges	6,224	4,723
Total of non-GAAP adjustments	88,902	75,118
Adjusted EBITDA	$63,609	$71,837

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP NET INCOME TO MEASURES OF ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2025	2024

GAAP net loss	$(25,293)	$(3,281)
Non-GAAP adjustments:
Structural optimization charges	10,663	4,440
Acquisition, divestiture and integration-related charges	6,224	4,723
EU Medical Device Regulation charges	10,944	12,023
Boston Recall/Braintree Transition	14,810	9,044
Intangible asset amortization expense	26,473	27,698
Estimated income tax impact from adjustments and other items	(12,167)	(11,696)
Total of non-GAAP adjustments	56,947	46,231
Adjusted net income	$31,654	$42,950

Adjusted diluted net income per share	$0.41	$0.55
Weighted average common shares outstanding for diluted net income per share	76,586	77,958

CONDENSED BALANCE SHEET DATA
(UNAUDITED)

(In thousands)

	March 31, 2025	December 31, 2024

Short term investments	$34,191	$27,192
Cash and cash equivalents	239,104	246,375
Trade accounts receivable, net	252,446	272,370
Inventories, net	445,418	429,090

Current and long-term borrowing under senior credit facility	1,167,291	1,121,823
Borrowings under securitization facility	102,100	108,100
Convertible securities	573,899	573,170

Stockholders' equity	$1,524,139	$1,545,280

CONDENSED STATEMENT OF CASH FLOWS
(UNAUDITED)

(In thousands)

	Three Months Ended March 31,
	2025	2024

Net cash (used) provided by operating activities	$(11,257)	$15,756
Net cash used in investing activities	(35,920)	(53,965)
Net cash provided by (used by) by financing activities	35,377	358,676
Effect of exchange rate changes on cash and cash equivalents	4,529	(4,963)

Net increase (decrease) in cash and cash equivalents	$(7,271)	$315,504

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP OPERATING CASH FLOW TO
MEASURES OF FREE CASH FLOW AND ADJUSTED FREE CASH FLOW CONVERSION
(UNAUDITED)
(In thousands)

	Three Months Ended March 31,
	2025	2024
Net cash (used) provided by operating activities	$(11,257)	$15,756

Purchases of property and equipment	$(28,920)	$(15,465)
Free cash flow	(40,177)	291

Adjusted net income(1)	$31,654	$42,950
Adjusted free cash flow conversion	(126.9)%	0.7%

	Twelve Months Ended March 31,
	2025	2024
Net cash provided by operating activities	$102,368	$129,552

Purchases of property and equipment	(117,872)	(68,737)
Free cash flow	$(15,504)	$60,815

Adjusted net income(1)	$185,652	$230,004
Adjusted free cash flow conversion	(8.4)%	26.4%

(1) Adjusted net income for quarters ended March 31, 2025 and 2024 are reconciled above. Adjusted net income for remaining quarters in the trailing twelve months calculation have been previously reconciled and are publicly available in the Quarterly Earnings Call Presentations on our website at investor.integralife.com under Events & Presentations.

The Company calculates adjusted free cash flow conversion by dividing its free cash flow by adjusted net income. The Company believes this measure is useful in evaluating the significance of the cash special charges in its adjusted earnings measures.

RECONCILIATION OF NON-GAAP ADJUSTMENTS - NET DEBT CALCULATION
(UNAUDITED)

(In thousands)
	March 31, 2025	December 31, 2024
Short-term borrowings under senior credit facility	38,750	33,906
Long-term borrowings under senior credit facility	1,128,541	1,087,917
Borrowings under securitization facility	102,100	108,100
Convertible securities	573,899	573,170
Deferred financing costs netted in the above	4,436	5,475
Short term investments	(34,191)	(27,192)
Cash & Cash Equivalents	(239,104)	(246,375)
Net Debt	$1,574,431	$1,535,001

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP GROSS PROFIT TO MEASURES OF ADJUSTED GROSS PROFIT AND ADJUSTED GROSS MARGIN
(UNAUDITED)
(In thousands, except percentages)

	Three Months Ended March 31,
	2025	2024

Total revenues, net	$382,653	$368,872
Cost of goods sold	188,221	162,038
Reported Gross Profit	194,432	206,834
Structural optimization charges	4,276	3,320
Acquisition, divestiture and integration-related charges	671	50
Boston Recall/Braintree Transition	14,386	8,210
EU Medical Device Regulation	1,375	1,441
Intangible asset amortization expense	22,769	17,591
Adjusted Gross Profit	$237,909	$237,446
Total Revenues	$382,653	$368,872
Adjusted Gross Margin	62.2%	64.4%